Exhibit 99.1

CytoSorbents Provides Corporate Update and Reports Financial Results for the Period Ended June 30, 2013

MONMOUTH JUNCTION, N.J., August 14, 2013 - CytoSorbents Corporation (OTCBB:CTSO), a critical care focused company commercializing its European Union approved CytoSorb® blood filter to treat life-threatening illnesses in the intensive care unit, provides a corporate update and reports its financial results for the three and six month period ending June 30, 2013.

Operational Highlights:

  Publication of our first CytoSorb® case report study in the medical journal, Blood Purification, reporting the successful reduction in cytokines and vasopressor support in a case of Staphylococcus aureus septic shock in a patient who survived at the University of Rostock, Germany

  Submission for publication of another successful case report study in the treatment of rhabdomyolysis from Vienna General Hospital (AKH), Austria – one of the largest hospitals in Europe. A number of other case reports are in preparation from other hospitals

  Registration of two new investigator initiated clinical studies: One at University of Greifswald, Germany for the treatment of septic shock and one for the use of CytoSorb® in cardiac surgery at the Medical University of Vienna, Austria. These are the first of 18 investigator studies being planned, an increase from 10 studies earlier this year

  Acceptance of two abstracts at the German Sepsis Society meeting in Weimar, Germany (September 4-6, 2013). One is from the University of Ulm, Germany, concerning the first successful fungal sepsis case treated. The other is from Trauma Hospital in Linz, Austria for the treatment of a septic shock patient with liver cirrhosis. Both treated patients survived.

  An increase in our key opinion leader network to approximately 100 leaders in the field of critical care

  Announcement that the FDA has approved a US Air Force funded 30-patient randomized controlled pilot study for the treatment of trauma and rhabdomyolysis to start this year - our first United States based critical care trial

  Expansion of sales distribution to the United Kingdom/Ireland and Turkey, with exclusive distributorships with L.IN.C Medical and Hitit Medical, and ongoing discussions with other partners for distribution in other countries

  Appointment of Dr. Rainer Kosanke as our European Scientific Director, formerly responsible for helping to introduce the procalcitonin (PCT) assay into the German speaking markets, which is now the current gold standard for diagnosing bacterial infection and sepsis in Europe

  Presentation by Dr. Chan to an audience of approximately 200 people, including leaders in military blood research, after being selected to speak on our HemoDefendTM blood transfusion platform at the largest military healthcare conference in the United States, the Military Health System Research Symposium

Financial Highlights:

  Started our Year 2 technology development with DARPA in the Dialysis-Like Therapeutics program to treat sepsis, with second year milestones worth more than $1.5 million. We are working closely with Battelle Laboratories, the newly designated systems integrator, and its subcontractor NxStage Medical, to incorporate our cytokine and toxin removal technologies into the design of the final device prototype

  Successfully completed our $1 million US Army Phase II SBIR contract negotiations and commenced our Phase II work with research leaders at the US Army Institute of Surgical Research (USAISR) in San Antonio using CytoSorb® in porcine burn injury and trauma models. USAISR is one of the nation’s premier military joint research organizations, performing advanced research in burn injury, trauma, and other combat casualty care

  Revenue for the first six months of 2013 totaled $663,000, with an increase in CytoSorb® product sales to $304,000 as compared to $50,000 for the same period the prior year

  Revenue for the 2013 second quarter totaled $291,000, with an increase in CytoSorb® sales to $128,000 versus $33,000 for the same period the prior year

  Gross profit margins for the 2013 second quarter was 61.3%

Dr. Phillip Chan, Chief Executive Officer, stated “We are beginning to see the fruits of our labor, with robust activity across many fronts. Our sales and marketing team has done an outstanding job in introducing CytoSorb® into our direct target markets of Germany, Austria and Switzerland. Looking at a map of Germany, our team of four salespeople have created a broad foothold with product sales, new clinical studies, case reports, and ongoing discussions in the university and public hospitals across most of the major cities in Germany and a growing number of hospitals in Austria. This is a tremendous accomplishment in a relatively short period of time since our CytoSorb® launch in the second half of last year. Now that we have established this broad exposure and key opinion leader support in this past phase, our focus now is to drive sales growth by drilling down into these accounts with an expanded sales force, and spurring usage and end user demand amongst daily treating physicians in these departments.”

Financial Results for the First Six Months Ended June 30, 2013

For the six months ended June 30, 2013, the Company generated revenue of approximately $663,000 as compared to revenues of approximately $133,000 for the six months ended 2012, an increase of 497%. Revenue from product sales was approximately $304,000 in the first half of 2013, as compared to approximately $50,000 in the first half of 2012, an increase of 609%. This increase in product sales is a result of our direct sales force as well as sales to distributors in other parts of Europe and the Middle East. Product gross margins were approximately 60% for the six months ended June 30, 2013. Revenue from grants was approximately $359,000 in the first half of 2013, as compared to approximately $83,000 in the first half of 2012.

Our net loss for the six months ended June 30, 2013 was approximately $3,044,000 as compared to a net loss of approximately $2,474,000 for the six months ended June 30, 2012.

Financial Results for the Second Quarter Ended June 30, 2013

CytoSorbents generated revenues of approximately $291,000 and $83,000 for the three months ending June 30, 2013 and June 30, 2012, respectively. Product revenues were approximately $128,000 for the quarter ended June 30, 2013, as compared to product revenues of $33,000 for the three months ended June 30, 2012. Product gross margins were 61.3% for the quarter ended June 30, 2013. Additionally, grant revenue and other income approximated $164,000 and $50,000 for the three month periods ended June 30, 2013 and 2012, respectively.

Our net loss for the three months ending June 30, 2013 was approximately $1,415,000 as compared to a net loss of approximately $1,047,000 for the three months ended June 30, 2012.

On June 30, 2013 our cash balances were approximately $1,871,000 as compared to cash balances of approximately $1,729,000 as of December 31, 2012.

For additional information please see the Company’s 10-Q report for the period ended June 30, 2013 filed on August 14, 2013 on http://www.sec.gov.

About CytoSorbents Corporation

CytoSorbents is a critical care focused therapeutic device company using blood purification to modulate inflammation - with the goal of preventing or treating multiple organ failure in life-threatening illnesses. Organ failure is the cause of nearly half of all deaths in the intensive care unit, with little to improve clinical outcome. CytoSorb®, the Company’s flagship product, is approved in the European Union as a safe and effective extracorporeal cytokine filter, designed to reduce the “cytokine storm” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury, and pancreatitis. These are conditions where the mortality is extremely high, yet no effective treatments exist. CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. CytoSorbents has numerous products under development based upon this unique blood purification technology, protected by 32 issued US patents and multiple applications pending, including HemoDefend™, ContrastSorb, DrugSorb, and others. Additional information is available for download on the Company's website:  http://www.cytosorbents.com

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. Risk factors are detailed in the Company's Form 10-K filed with the SEC on April 3, 2013, which is available at http://www.sec.gov.

Company Contact:
CytoSorbents Corporation
Dr. Phillip Chan
Chief Executive Officer
(732) 329-8885 ext. *823
pchan@cytosorbents.com

Investor Contact:
Alliance Advisors, LLC
Alan Sheinwald
(914) 669-0222
asheinwald@allianceadvisors.net

Valter Pinto
(914) 669-0222 x201
valter@allianceadvisors.net

Media Contact:
JQA Partners
Jules Abraham
(917) 885-7378
jabraham@jqapartners.com

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Source: CytoSorbents Corporation

CYTOSORBENTS CORPORATION

(a development stage company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Six months ended June 30,		Three months ended June 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Sales	$304	$50	$128	$33
Grant income	359	83	163	50
Total revenues	663	133	291	83

Cost of revenue	453	20	199	10

Gross profit	210	113	92	73

Expenses:
Research and development	1,412	1,392	708	716
Legal, financial and other
consulting	413	235	190	74
Selling, general and administrative	1,214	563	601	293
Total operating costs and
expenses	3,039	2,190	1,499	1,083

Operating loss	(2,829)	(2,077)	(1,407)	(1,010)
Other expenses, net	215	397	8	37
Net loss before benefit from income taxes	(3,044)	(2,474)	(1,415)	(1,047)
Benefit from income taxes	--	--	--	--
Net loss	(3,044)	(2,474)	(1.415)	(1,047)
Preferred stock dividend	1,203	1,241	616	578
Net loss available to common shareholders	$(4,247)	$(3,715)	$(2,031)	$1,625)
Earnings per share:
Basic and diluted earnings per
share	$(0.02)	$(0.02)	$(0.01)	$(0.01)
Basic and diluted weight average shares outstanding	227,299,644	187,795,284	231,583,119	194,439,923

Net loss	$(3,044)	$(2,474)	$(1,415)	$(1,047)
Other comprehensive loss:
Currency translation adjustment	(3)	--	(1)	--
Comprehensive loss	$(3,047)	$(2,474)	$(1,416)	$(1047)

CYTOSORBENTS CORPORATION

(a development stage company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2013 (Unaudited)	December 31, 2012
ASSETS:
Cash and cash equivalents	$1,871	$1,729
Accounts receivable, net	84	52
Inventories	476	683
Prepaid expenses and other current assets	156	476
Total current assets	2,587	2,940

Property and equipment, net	143	145
Other assets	251	254
TOTAL ASSETS	$2,981	$3,339

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$721	$801
Accrued expenses and other current liabilities	471	349
Convertible notes payable, net	912	926
Total current liabilities	2,104	2,076
TOTAL LIABILITIES	2,104	2,076

Redeemable Series B Convertible Preferred Stock	14,062	12,888

Total stockholders’ equity	(13,185)	(11,625)

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$2,981	$3,339